Filed Pursuant to Rule 424(b)(7)
Registration No. 333-287200
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 20, 2025)
Centuri Holdings, Inc.
7,977,377 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated May 20, 2025 (the “Prospectus”) relating to the resale from time to time of up to an aggregate of 7,977,377 shares of our common stock, par value $0.01 per share (the “common stock”), by the selling stockholders named therein (the “selling stockholders”).
This prospectus supplement is being filed solely to update the information contained in the table in the “Selling Stockholders” section of the Prospectus to reflect certain transfers described herein.
This prospectus supplement is not complete without, and may not be delivered or used except in combination with, the Prospectus, including any other amendments or supplements thereto. This prospectus supplement supplements and amends the information in the Prospectus and should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.
Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “CTRI.” The last reported sale price of our common stock on the NYSE on November 18, 2025 was $19.98 per share.

Investing in shares of our common stock involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 2 of the Prospectus, in any accompanying prospectus supplement and in any related free writing prospectus, and under similar headings in the documents incorporated by reference hereto and thereto.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 19, 2025.

ABOUT THIS PROSPECTUS SUPPLEMENT
On May 22, 2025, June 18, 2025, August 11, 2025 and September 5, 2025, Southwest Gas Holdings, Inc., a Delaware corporation (“Southwest Gas Holdings”), completed secondary public offerings, selling a total of 66,174,710 shares of our common stock (the “Public Offering Shares”). In addition, pursuant to private placements that closed on May 22, 2025, July 8, 2025 and August 11, 2025, Southwest Gas Holdings sold a total of 5,490,882 shares of our common stock (the “Private Placement Shares”) to Icahn Partners LP and Icahn Partners Master Fund LP, investment entities affiliated with Carl C. Icahn (the “Icahn Investors”) (such private placements, collectively, the “Private Placements”). Following these transactions, Southwest Gas Holdings no longer holds any ownership interest in Centuri Holdings, Inc.
All of the Public Offering Shares and Private Placement Shares were registered for resale pursuant to the registration statement on Form S-3 (File No. 333-287200) to which the Prospectus forms a part.
Accordingly, this prospectus supplement is being filed solely to supplement and amend the selling stockholder table included under the caption “Selling Stockholders” in the Prospectus to (i) remove Southwest Gas Holdings from such table, (ii) remove the Public Offering Shares from such table and (iii) update the information contained in such table to reflect the transfer of the Private Placement Shares to the Icahn Investors pursuant to the Private Placements.

SELLING STOCKHOLDERS
With respect to only the selling stockholder listed in the table below and Southwest Gas Holdings, the information set forth in the table below supersedes and replaces the information regarding such selling stockholder and Southwest Gas Holdings in the Prospectus. The following table provides, as of November 19, 2025, information regarding the beneficial ownership of our common stock held by the Icahn Investors, which has been provided by the Icahn Investors as of such date, including the number of shares of common stock (i) that may be sold by the Icahn Investors under this prospectus supplement and (ii) that Icahn Investors will beneficially own after this offering. The percentage of shares beneficially owned is based on 99,579,386 shares of our common stock outstanding as of November 19, 2025.
Because the Icahn Investors may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by the Icahn Investors upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus supplement will be beneficially owned by the Icahn Investors and further assumed that the Icahn Investors will not acquire beneficial ownership of any additional securities during the offering. In addition, the Icahn Investors may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, after the date on which the information in the table is presented.
We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned Prior to the Completion of this Offering			Shares Beneficially Owned After the Completion of this Offering(1)
Name of Selling Stockholder	Number of shares	Percentage of common stock	Shares Being Registered for Resale	Number of shares	Percentage of common stock
Entities affiliated with Carl C. Icahn(2)	14,336,044	14.4%	7,977,377	6,358,667	6.4%
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(1)Assumes the sale of all shares of common stock covered by this prospectus by the selling stockholder and that the selling stockholder does not acquire any additional shares of common stock.
(2)Shares held by Icahn Partners LP and Icahn Partners Master Fund LP consist of: (i) 8,125,680 shares of our common stock held by Icahn Partners LP, a portion of which are offered pursuant to this prospectus and (ii) 6,210,364 shares of our common stock held by Icahn Partners Master Fund, a portion of which are offered pursuant to this prospectus.